CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 13, 2000 relating to the financial statements and financial highlights which appear in the August 31, 2000 Annual Report to Shareholders of Warburg, Pincus European Equity Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants and Counsel" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP

Two Commerce Square
Philadelphia, Pennsylvania
December 26, 2000